Exhibit 10.29

ALMAC

MASTER AGREEMENT FOR THE PROVISION OF

PHARMACEUTICAL SUPPORT SERVICES

THIS AGREEMENT is made on the 9th day of October, 2013 between ALMAC GROUP LIMITED, a company incorporated in Northern Ireland under number NI 41551 whose registered address is         (“Almac”) and DIPEXIUM PHARMACEUTICALS LLC, a Delaware corporation whose principal place of business is at         (“Client”).

WHEREAS Almac provides a wide range of pharmaceutical support services to the biotechnology and pharmaceutical industries.

WHEREAS Client wishes to procure certain of such services from Almac from time to time.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements provided herein, and intending to be legally bound, the Parties agree as follows:

1.                                      DEFINITIONS

1.1                               For the purposes of this Agreement, the terms defined below shall have the following meanings:

“Affiliate” shall mean any company or business entity that controls, is controlled by, or is under common control with either Almac or Client, as the context requires. For the purpose of this definition “control”, means direct or indirect beneficial ownership or the right to vote in respect of at least fifty percent (50%) of the issued share capital in such company or business entity.

“Agreement” shall mean this agreement, including the Appendices hereto and any Work Order issued hereunder.

“Applicable Laws” shall mean all applicable rules, regulations and laws of the United States and European Union including, where relevant to the Services performed pursuant to a Work Order, GMP.

“Claims” shall mean any and all claims, demands, suits, Losses (as hereinafter defined), liability, damage, fines, expenses and costs (including, without limitation reasonable attorney’s fees and expenses and settlement costs) arising from any cause of action brought by any party under or in connection with this Agreement (including without limitation either Party, its Affiliates or their respective officers, directors, employees, agents and representatives and/or a Third Party), whether in contract, tort (including, without limitation, negligence) warranty, strict liability, product liability, statutory duty or otherwise.

“Confidential Information” shall mean all information in any format, whether commercial, financial, technical, operational or otherwise, disclosed by one Party to the other Party in connection with the provision of Services pursuant to this Agreement and which by its nature is clearly confidential (whether or not that information is marked or designated as confidential or proprietary).

“Effective Date” means the date of commencement of the Services as detailed in the Work Order or otherwise.

“Finished Product” shall mean the end product to which a Service has been applied.

“Free Issue Material” shall mean such items as are to be provided by Client to Almac free of charge or procured by Almac on behalf of Client as detailed in a Work Order including, but not limited to, clinical or drug products, raw materials, packaging materials and data.

“Party” shall mean either Almac or Client.

“Project” shall mean an individual project for which Almac is engaged by Client to perform Services pursuant to a Work Order.

“Services” shall mean the services that Almac agrees to perform pursuant to a Work Order.

“Specifications” shall mean the written specifications and instructions for the performance of the Services as included in a Work Order. The term “Specifications” shall                                    include any revised Specifications agreed in writing between the Parties.

“Technical Agreement” shall mean the separate technical or quality agreement to be entered into between Client and Almac and which describes the quality assurance requirements that shall apply to the Services.

“Third Party” shall mean a party other than Almac, Client, or their respective Affiliates, officers, directors, employees, agents and representatives.

“Work Order” shall mean the quotation for the Services prepared by Almac and approved by Client. A Work Order shall include (i) a description of the Project and the Services to be performed; (ii) the Specifications; (iii) a budget for the Services; (iv) the additional terms and conditions that are applicable to the Services (if any), and such other documentation or information as may be agreed between the Parties from time to time.

1.2                               Reference to the singular includes the plural and vice versa.

2.                                      SERVICES

2.1                               The Parties agree that this Agreement shall form the framework of contractual conditions under which Client or an Affiliate of Client may obtain the services of an Affiliate of Almac by entering into any one or more Work Orders. For the avoidance of doubt, the execution of this Agreement alone does not oblige Client to enter into any Work Orders or otherwise commit to award any services to Almac.

2.2                               Work Orders will be prepared and issued by the Affiliate of Almac that is providing the Services and will be entered into between that Affiliate and Client or an Affiliate of Client, as appropriate. Each Work Order shall form a separate and distinct agreement between the parties thereto and shall incorporate the terms of this Agreement, except that the term “Aimac” and “Client” as used herein shall be deemed to refer to the parties to the Work Order.

3.                                      SUPPLY OF FINISHED PRODUCT

3.1                               The Parties agree that Client may retain Almac to supply Finished Product from time to time. In the event that the Services include supply of Finished Product, the provisions of this Section 3 shall apply.

3.2                               Client shall do the following (where applicable):

(a)                                 supply the Free Issue Materials to Almac’s premises DDP (in accordance with lncoterms 2010), in such quantities and in such time as will enable Almac to provide the Services. Free Issue Materials shall be free from defects and shall comply with the Specification and the additional requirements set forth in the Work Order;

(b)                                 prior to any Service being performed by Almac, provide Almac with full and comprehensive written information regarding the Free Issue Materials as is required by Applicable ·Law including, without limitation, material safety data sheets and certificates of analysis or certificates of compliance concerning the requirements relating to (i) the safety and the cleaning and, (ii) their intended use by Client; and

(c)                                  prior to any Service being performed by Almac, provide Almac with final Specifications, protocols and other information pertaining to the studies, trials or processes (as applicable) to be conducted, including all information regarding the Free Issue Material, Finished Product and Client’s requirements.

3.3                               Risk of loss and title to the Free Issue Materials and Finished Product shall remain with Client at all times.

3.4                               Delivery of Finished Product shall be EXW Almac’s premises in accordance with lncoterms 2010. If requested by Client, Almac shall assist Client in arranging shipment of the Finished Product to Client or Client’s designated location in accordance with Client’s instructions and at Client’s risk and expense. All shipments will be subject to the standard terms and conditions of the selected courier and Almac shall have no liability to Client for any loss, damage or delay in a shipment attributable to the selected courier or any Third Party.

4.                                      COMPENSATION

4.1                               Client will pay for the Services at the rates and in the currency detailed in the Work Order. Such payment will be made to the Affiliate of Almac named in the Work Order in full within 30 days from the date of the invoice being issued to Client. Except as provided otherwise in a Work Order, all sums payable under this Agreement are exclusive of any levy or taxes.

4.2                               If during the course of performing the Services, Client requests a change in the Specifications or otherwise requests a change in the Services the Parties shall negotiate in good faith and attempt to agree, in writing, a corresponding change to the Work Order setting forth the revised terms. Almac shall not be obliged to implement such changes without the written agreement of Client with respect thereto.

4.3                               Almac shall be entitled to amend the price quoted for the Services upon written notice to Client due to changes in the cost to Almac of providing such Services. Price reviews shall occur no more frequently than once per contract year for the Services described in each Appendix, except in the case of changes in costs which are outside the control of Almac including, but not limited to, materials, project specific consumables, transportation and other Third Party costs. In this case, the price indicated in the relevant Work Order shall be amended accordingly.

4.4                               If the completion of any phase of the Services is delayed by Client for reasons within the Client’s control, including, but not limited to, delay in the provision of client materials or information, or delay in approval of documentation, Almac shall be entitled to charge Client for any reasonable costs, non-cancellable expenses and lost capacity arising as a result of such delay.

4.5                               Almac reserves the right to charge interest at 1½% per month on all overdue amounts, such interest being deemed to accrue on a day to day basis from the due date for payment. In addition, in the event that any amount is overdue for a period in excess of 60 days from the date of invoice, Almac may also suspend the Services until such overdue amount is received.

4.6                               The Parties agree that for all Work Orders in which payments are to be made in a currency other than the currency of the Almac site where the Services are being performed, Almac shall prepare the budget using the exchange rate as detailed in the Work Order. Notwithstanding the foregoing, invoices shall be raised using the prevailing rate of exchange as listed in the Bloomberg foreign exchange register on the last business day of the month immediately preceding the date of invoice.

5.                                      CONFIDENTIALITY AND INFORMATION

5.1                               The Parties undertake to maintain any Confidential Information disclosed hereunder in confidence and not to disclose it to any Third Party without the prior written consent of the disclosing party, provided that the receiving party may disclose such Confidential Information to its Affiliates, employees, officers, directors, consultants and representatives who need to know such Confidential Information for the purpose of performing the Services. The receiving party agrees that it will be liable for any disclosure of Confidential Information by any Affiliate, employee, officer, director, consultant or representative of the receiving party that would constitute a breach of this Agreement if made by the receiving party. The obligations set out in this Section 5.1 shall not apply to any Confidential Information which:

(a)                                 was in the receiving party’s possession prior to the date of disclosure by the disclosing Party, as evidenced by contemporaneous written records; or

(b)                                 was subsequently disclosed to the receiving party, without any obligation of confidence, by a Third Party provided that the source was acting lawfully; or

(c)                                  is or subsequently becomes generally available to the public other than as a result of its disclosure by the receiving party in breach of this Agreement; or

(d)                                 is developed by or for the receiving party independently of the information disclosed by the disclosing party, as evidenced by contemporaneous written records.

5.2                               A Party may disclose Confidential Information to the extent required by law, by any governmental or other regulatory authority, or by a court or other authority of competent jurisdiction provided that, to the extent it is legally permitted to do so, it gives the other Party as much notice as possible to permit such Party to seek a protective order or other similar order with respect to such Confidential Information.

5.3                               In the event that Almac furnishes Client with reports via the internet, such reports shall be for informative purposes only and shall not be binding on Almac unless and until confirmed in writing.

6.                                      INTELLECTUAL PROPERTY

6.1                               Nothing in this Agreement shall affect, or grant any right to, patents, know-how or other intellectual property owned by the Parties prior to the commencement of this Agreement or the modifications, innovations or developments thereto arising during the Services.

6.2                               Unless otherwise agreed in the Work Order, all information, data, documents, designs, methods, techniques, processes, inventions and discoveries, whether or not patentable, arising from Almac’s performance of the Services shall be owned by Client.

6.3                               Notwithstanding anything to the contrary contained herein, Client acknowledges that Almac currently possesses certain inventions, processes, know-how, trade secrets, methods, approaches, analyses, procedures and techniques, computer technical expertise, proprietary software and systems, and technical and conceptual expertise in the area of conducting pharmaceutical support services, all of which have been developed independently by Almac without the benefit of any Confidential Information provided by Client (collectively, “Almac Property”). Client agrees that any Almac Property which is used, improved, modified or developed by Almac during the term of this Agreement shall be and remain the sole and exclusive property of Almac. In addition, if the Services include the development of an interactive voice response system or other interactive clinical technology, all rights in and to such system shall vest in Almac, provided that all data recorded on the system shall be the exclusive property of Client.

7.                                      REGULATORY MATTERS

7.1                               In connection with the provision of the Services each Party will comply with all Applicable Laws.

7.2                               Almac shall establish, implement and enforce quality assurance programs and procedures commensurate with the Services to be provided hereunder. The Parties respective obligations with regard to the conduct of such quality assurance procedures shall be set forth in one or more separate Technical Agreements, where applicable to the relevant Services.

7.3                               Client shall have the right on reasonable advance notice to appoint a qualified representative to inspect Almac’s premises during normal business hours to the extent necessary to confirm compliance by Almac under this Agreement and any Work Order provided that Client shall at all times observe the confidentiality obligations of Section 5 hereof and shall be responsible for the safety of such representatives and ensure that they comply with all regulations and instructions issued by Almac relating to the conduct of persons on its property.

7.4                               If Almac’s participation in any regulatory review requires material involvement of personnel, time and expense not contemplated in the Work Order, both Parties shall review the additional costs associated with the participation and shall agree to a reasonable rate of compensation in advance of the performance of such services, provided that the participation in such governmental review shall not be delayed to the extent that a Party might violate its obligations under Applicable Law.

7.5                               Almac certifies that it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a(a) and (b) or other Applicable Law. Furthermore, Almac agrees not to employ or otherwise engage in any capacity the services of any individual, corporation, partnership or association that has, to Almac’s knowledge, been debarred as described above. Almac shall promptly notify Client upon becoming aware of any inquiry concerning, or the commencement of any proceeding or disqualification that is the subject of this Section 7.5. Upon receipt of such notice, Client shall have the right to immediately terminate this Agreement or, at Client’s option, the applicable Work Order in accordance with Section 13.

8.                                      DEFECTIVE SERVICES

8.1                               Client shall provide Almac with full and comprehensive written details of any alleged defect in the Services or the Specifications immediately upon becoming aware of any such defect. If applicable, the Parties shall also discuss the details of any product recall program.

8.2                               In the event that the Services do not conform with the Specification (“Defective Services”), Client’s sole remedy will be to require Almac to correct or replace any such Defective Services within an agreed time period after receipt of Client’s notice at Almac’s cost (subject to re-supply by Client of any materials, data or information at Client’s cost) and provided that no fault lies with Client. If no such correction or replacement is possible, Almac shall refund to Client the portion of the fees attributable to the Defective Services.

9.                                      INDEMNIFICATION

9.1                               Client agrees to indemnify Almac, its Affiliates, and their respective employees, agents, officers and directors from any and all Losses arising due to Third Party claims resulting from any of the following:

(i)                                     the infringement of a Third Party’s intellectual property rights, to the extent arising due to Almac’s use of any Free Issue Materials or information or instructions provided by Client;

(ii)                                  the harmful or otherwise unsafe effect of the Free Issue Materials or Finished Product, including any claim based on the use, sale, distribution or marketing of such Finished Product; and

(iii)                               the violation by Client of any Applicable Law.

9.2                               Almac agrees to indemnify Client, its Affiliates, and their respective employees, agents, officers and directors from any and all Losses arising due to Third Party claims resulting from any of the following:

(i)                                     personal injury to any person arising as a result of Almac’s negligence or intentional misconduct in performing the Services; and

(ii)                                  the violation of any Applicable Law.

9.3                               In this Section the term “Losses” shall mean (i) all final damages and costs awarded against any of the indemnitees and (ii) reasonable attorney’s fees in the case of litigation or arbitration and (iii) out-of-pocket expenses reasonably incurred by the indemnitees in connection with the investigation or defense of the claims.

9.4                               Notwithstanding the foregoing, each Party’s obligation of indemnification in this Section 9 shall be reduced to the extent that the Third Party claim is held to have been caused by acts of negligence, willful misconduct or breach of this Agreement by the Party seeking indemnification.

9.5                               The indemnification obligations of Almac and Client, as the case may be, shall only apply if: (i) the Party seeking indemnification (the “Indemnified Party”) promptly notifies the other Party (the “Indemnifying Party”) in writing of any Third Party claim, indicating the nature of the claim and the basis thereof; (ii) the Indemnified Party refrains from making any admission of liability or any attempt to settle any such Third Party claim without the Indemnifying Party’s consent; (iii) the Indemnifying Party is permitted to manage and control the defense of such Third Party claim; and (iv) the Indemnified Party reasonably cooperates with the Indemnifying Party in the defense of any such Third Party claim.

9.6                               The Indemnified Party may be represented by its own legal counsel in respect of any Third Party claim, at its own expense.

9.7                               The Indemnifying Party may not settle any Third Party claim without the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnified Party rejects a settlement of a specific amount, the Indemnified Party shall be liable for all losses awarded to the Third Party in excess of such amount.

9.8                               Nothing in this Section 9 shall be deemed to restrict or limit the Indemnified Party’s general obligation at law to mitigate a loss which it may suffer or incur as a result of a matter that may give rise to a claim hereunder.

10.                               LIMITATION ON LIABILITY

10.1                        NEITHER PARTY NOR ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND REPRESENTATIVES WILL BE LIABLE FOR, NOR WILL THE MEASURE OF DAMAGES INCLUDE ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL INDIRECT OR PUNITIVE DAMAGES OR AMOUNTS FOR LOSS OF INCOME, PROFITS OR SAVINGS, INCREASED PRODUCTION COSTS, LOSS OF CONTRACTS OR OPPORTUNITY, COST OF CAPITAL OR COST OF SUBSTITUTE SERVICES ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, REGARDLESS OF THE BASIS ON WHICH A PARTY IS ENTITLED TO CLAIM DAMAGES, WHETHER IN CONTRACT OR TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

10.2                        The total aggregate liability of AI mac and its Affiliates and their respective officers, directors, employees, agents and representatives for Claims arising under or in connection with this Agreement (including, for the avoidance of doubt, Losses arising pursuant to Section 9) will be limited to direct damages not to exceed the lesser of the total fees payable under the applicable Work Order to which that Claim relates (excluding pass-through costs) or $1,000,000 (one million dollars).

10.3                        All warranties, conditions and other terms implied by statute or common law are, to the fullest extent permitted by law, excluded from this Agreement.

10.4                        For the avoidance of doubt this Section 10 sets out the entire financial liability of each Party and their respective Affiliates, officers, directors, employees, agents and representatives and their successors and assigns under or in connection with this Agreement.

11.                               INSURANCE

11 .1                     Each Party shall maintain in full force and effect during the term of this Agreement, insurance in such amounts and covering such risks as is considered reasonable and prudent in the industry.

11.2                        Each Party shall provide reasonable evidence of the current insurance held pursuant to Section 11.1, if requested by the other Party from time to time.

12.                               DATA RETENTION

12.1                        Almac shall be responsible for the archiving and retention of all relevant GMP documentation relating to the Services for a period of ten (1 0) years. Thereafter Almac shall be entitled to destroy such documentation without further recourse to Client, except in the event that Client has contacted Almac at least three (3) months prior to the agreed term to arrange transfer of the documentation to Client at Client’s cost.

12.2                        In no event, however, shall ALMAC be liable for any loss of data caused by a force majeure event, as set forth in Section 14 of this Agreement or any other loss of data to the extent it could have been prevented or mitigated by Client’s use of commercially reasonable data security, disaster recovery and other contingency plans. Almac may perform any of the functions referred to in this paragraph through subcontractors.

13.                               TERM AND TERMINATION

13.1                        This Agreement shall be deemed to have commenced as of the Effective Date and shall remain in force for a term of three (3) years (the “Initial Term”). Upon expiry of the Initial Term, this Agreement will continue in effect unless terminated by either Party on three (3) months’ written notice expiring on or after the expiry of the Initial Term.

13.2                        Either Party may terminate this Agreement or, at the terminating Party’s option, a Work Order, by written notice with immediate effect in the event that the other Party:

(a)                                 becomes the subject of any voluntary or involuntary bankruptcy or other insolvency, liquidation or other similar proceeding, or makes any composition or arrangement for the benefit of its creditors, or has a receiver, administrative receiver, liquidator or administrator appointed over all or any part of its assets or business or any event occurs, or proceeding is taken, in any jurisdiction to which that Party is subject that has an effect equivalent or similar to any of the aforementioned events; or

(b)                             commits any breach of its obligations under this Agreement that it does not remedy (if capable of remedy) within thirty (30) days after written notice from the other Party of such breach.

13.3                        Client shall have the right to cancel any Work Order hereunder without cause on sixty (60) days’ written notice to Almac.

13.4                        In the event that this Agreement or any Work Order is terminated or otherwise expires, Almac shall take all steps necessary to wind down and cease the affected Services in an orderly manner. Client shall pay Almac all fees for Services rendered to the effective date of termination in accordance with the applicable Work Order, plus all non-cancellable costs and out-of-pocket expenses incurred by Almac on behalf of Client in connection with or and as a result of such termination. In the event that Client terminates any Work Order on less than the period of notice set out at Section 13.3 above, Almac shall, if applicable, be entitled to charge Client for lost capacity reserved to perform the Services and which cannot, with reasonable endeavors, be substituted with an alternative project. Almac shall provide Client with an invoice for its termination expenses and charges under this Section 13.4 as soon as reasonably practicable following termination of such Work Order and winding-up of such work, including copies of such invoices and other financial information as is necessary to substantiate Almac’s claim. Almac’s invoice shall be due and payable forthwith upon receipt.

13.5                        Termination of this Agreement (or any Work Order) for any reason will be without prejudice to the rights and obligations of the Parties accruing up to and including the date of such termination. Any provision of this Agreement which expressly or by implication is intended to come into or continue in force on or after termination of this Agreement, including Sections 3.3, 3.4, 4, 5, 6, 7, 8, 9, 10, 12, 13, 14,15 & 16 shall remain in full force and effect. Further, after any termination or expiration of this Agreement, this Agreement shall remain in full force and effect with respect to any outstanding Services described on any Work Orders hereto that are not completed as of the effective date of termination or expiration of this Agreement, unless such Services are specifically cancelled by written consent of both Parties.

14.                               FORCE MAJEURE & SCIENTIFIC/TECHNICAL OBSTACLES

14.1                        Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure results from events, circumstances or causes beyond its reasonable control, and in such circumstances the time for performance shall be extended by a period equivalent to the period during which performance of the obligation has been delayed or failed to be performed, provided that if the period of delay or nonperformance continues for a period in excess of ninety (90) days, the Party not affected may terminate this Agreement by giving thirty (30) days’ written notice to the other Party.

14.2                        If it becomes apparent to either Party at any stage in the provision of the Services that it will not be possible to complete the Services for scientific or technical reasons, the Parties shall agree on a plan for addressing the identified scientific or technical challenges. A thirty (30) day period shall be allowed for good faith discussion and attempts to resolve such problems. If such problems are not resolved within said period, the Parties shall have the right to terminate the applicable Work Order and Almac shall not be liable for any failure to perform or delay in performing any of its obligations. In the event that Client terminates a Work Order as detailed above Almac’s post termination rights as detailed in clause 13.4 shall take effect.

15.                               DISPUTES AND ARBITRATION

15.1                        The Parties shall attempt in good faith to resolve any controversy, claim, or dispute arising out of or relating to this Agreement, or its interpretation, performance, nonperformance or any breach of any respective obligations hereunder through negotiations between their respective Managing Directors (or their designees). If such individuals or their designees are unable to resolve such dispute within thirty (30) days of such written notice, either Party may initiate arbitration proceedings pursuant to Section 15.2.

15.2                        Any controversy or Claim arising under or in connection with this Agreement, or the breach thereof, shall, if requested by either Party, be resolved by arbitration by a panel of three (3) arbitrators selected in accordance with the rules of the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (provided that the Parties may conduct discovery in accordance with the Federal Rules of Civil Procedure as then in effect). Such request shall be made in writing and such arbitration shall be conducted in Philadelphia, Pennsylvania, as soon as possible thereafter. The decision of the arbitrators shall be in writing, dated and signed by a majority of the arbitrators and shall be final and binding upon the Parties hereto and their respective shareholders, directors, successors and assigns. Judgment upon the award granted by the arbitrators may be entered in any court having jurisdiction.

16.                               GENERAL

16.1                        Neither Party shall assign or otherwise transfer this Agreement or any of its rights and obligations hereunder except to an Affiliate or a successor to its business that assumes all obligations of the assignor hereunder in connection with the transfer or sale of all or substantially all of its assets, or its merger or consolidation with or into any other entity, provided that no such assignment shall release the assignor from its obligations without the consent of the other Party hereto.

16.2                        If any court or competent authority finds that any provision of this Agreement (or part of any provision) is invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement shall not be affected.

16.3                        No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

16.4                        No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorized representatives).

16.5                        This Agreement shall be governed by and construed in accordance with the domestic internal laws of the Commonwealth of Pennsylvania, without regard to its principles pertaining to conflict of laws. For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, the Parties hereto hereby irrevocably consent and submit to the jurisdiction and venue of any of the courts of the Commonwealth of Pennsylvania. Each Party irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

16.6                        This Agreement, including all of its Appendices, contains the entire understanding of the Parties hereto and supersedes all previous agreements between the Parties with respect to the subject matter contained herein. Each Party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement.

16.7                        To the extent that there is a conflict between the terms contained in this Agreement and any Work Order, the conflict shall be resolved by interpreting the provisions in the following order of priority: (i) this Agreement, (ii) the Technical Agreement and (iii) the provisions of the Work Order.

16.8                        Nothing express or implied in this Agreement is intended or shall be deemed to confer any rights, obligations, remedies or liabilities upon any person other than Almac, Client and their respective successors and assigns.

16.9                       Notices shall be given as follows:

(a)                                 All communications provided for in this Agreement shall be deemed duly given (subject to Section 16.9(b) below) if sent by first class mail, postage prepaid, overnight courier service or facsimile to the address and facsimile number of the respective Parties as set forth below or such other address of which that Party may from time to time notify the other in writing. If sent by facsimile, such communication shall be deemed given when the transmission is completed if the sender has a confirmed transmission report. If a confirmed transmission report does not exist, then the communication will be deemed given when it is actually received by the Party to whom it is sent. If such communication or payment is delivered by overnight courier, it shall be deemed given when it has been signed for. If delivered by first class mail, it shall be deemed given three (3) business days after being mailed.

To Almac:                                      Almac Group Limited

Attn: General Counsel

Fax:

To Client:                                          Dipexium Pharmaceuticals LLC

Attn.: David P Luci

Fax:

(b)                                 All original investigation documents and legal notices as well as a copy of all notices required to be given under this Agreement shall be in writing and sent by certified mail, return receipt requested, or overnight courier to the address provided in Section 16.9(a), to the attention of “GENERAL COUNSEL”. Such notices shall be effective on receipt.

16.10                 This Agreement and the Appendices may be executed via facsimile or “pdf” file and in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed on the date first above written.

SIGNED by:	/s/ Colin Hayburn	Date:	9/10/2013
Name: Colin Hayburn
Director
for and on behalf of ALMAC GROUP LIMITED

SIGNED by:	/s/ David P Luci	Date:	9/10/2013
Name: David P Luci
Managing Partner
for and on behalf of DIPEXIUM PHARMACEUTICALS LLC